Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of GlobalOptions Group, Inc. on Form SB-2 of our report dated August 8, 2005, with respect to our audits of the consolidated financial statements of GlobalOptions Group, Inc. and Subsidiary as of December 31, 2004 and 2003 and for each of the years then ended which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum & Kliegman LLP
Marcum & Kliegman LLP

New York, New York
October 28, 2005